NEWS RELEASE

For Immediate Release

August 1, 2005

For Further Information Contact:

Charles R. Hageboeck, President & CEO

(304) 769-1102

City Holding Company Announces Director's Resignation

Charleston, West Virginia -- City Holding Company, "the Company" (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced that its Chairman, Gerald R. Francis, resigned from the Board of Directors effective August 1, 2005. Mr. Francis served as President & CEO of City Holding Company from January 2001 thru January 31, 2005 and has served as Chairman of the Board since June of 2001. Mr. Francis resigned as President & CEO of City Holding Company effective January 31st, 2005 in order to become CEO of Hasten Bancshares, a privately held commercial bank headquartered in Indianapolis, Indiana.

In announcing his decision, Mr. Francis stated, "It was always my intention to provide continuity during the period of transition from my leadership to City's new management team. However, I no longer reside in West Virginia, and my responsibilities as CEO of Hasten Bancshares deserve and require my full time attention. Since leaving the role of President & CEO of City, the Company has demonstrated that it remains a highly profitable franchise, and I have tremendous confidence in the Board and the new management team to maintain City's successful franchise. I believe that there is no better time than the present for me to step aside."

Ned Payne, Lead Outside Director, stated, "Jerry led a tremendously successful turn-around at City Holding Company between 2001 and 2003. I know that I speak for the whole board when I say that we appreciate Jerry's dedication in continuing to serve as Chairman during the new management's transition period. It is my belief that the Board has full confidence in the leadership of the bank's management and that we are all excited about the Company's financial condition, prospects, and current direction. We all wish Jerry well in his future endeavors."

Charles Hageboeck, President & CEO, stated, "The Board of Directors of City has demonstrated that it is focused on creating shareholder value and maintaining a safe and sound banking franchise for the benefit of customers, employees and shareholders alike. Throughout what were some difficult years, the Board demonstrated remarkable determination and cohesiveness in their desire to resolve the problems which the Company confronted in 2000. As a result, I would anticipate no difficulty in selecting an outside director to serve in the position of Chairman of the Board following Jerry's resignation. The Governance Committee is scheduled to meet on August 9th to nominate a candidate to serve as Chairman. Until a new chairman is elected by the full board of directors in August, the Company's Vice-Chairman, Sam Bowling, will have the responsibility of leading the Company's Board. While we will all miss seeing Jerry on a regular basis, I have an incredible team of talented bankers leading City and the Company will not miss a beat."

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans causing the yields on these assets to decline; (4) the Company could have adverse legal actions of a material nature; (5) the Company may face competitive loss of customers; (6) the Company may be unable to manage its expense levels;(7) the Company may have difficulty retaining key employees; (8) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (9) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company's operating results; and (11) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.